Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MainSource Financial Group, Inc. on Form S-4 of our report dated April 27, 2005 on our audits of the consolidated financial statements of HFS Bank, F.S.B. as of March 31, 2005 and 2004, and for the years ended March 31, 2005, 2004 and 2003, which report is included in Form 8-K filed with the Securities and Exchange Commission by MainSource Financial Group, Inc. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms and Experts.”

/s/ BKD, LLP

Fort Wayne, Indiana
December 28, 2005